THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY QUESTIONS AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISORS.

                           OFFER TO PURCHASE FOR CASH
        ALL OUTSTANDING CLASS A NON-VOTING SHARES AND CLASS B SHARES OF
                            NOMA INDUSTRIES LIMITED
                                      FOR

                              CDN $9.25 PER SHARE
                                       BY
                             NOMA ACQUISITION CORP.

This offer expires at 5:00 p.m. (Toronto time) on March 31, 1999, unless extended or withdrawn.

THE BOARD OF DIRECTORS OF NOMA INDUSTRIES LIMITED ("NOMA") HAS UNANIMOUSLY RECOMMENDED THAT YOU ACCEPT THE OFFER AND DEPOSIT YOUR SHARES UNDER THE OFFER.

Henry Thomas Beck, Chairman of Noma, and entities controlled by or related to him, who collectively own approximately 15.7% of the Class A Non-Voting Shares and approximately 83.6% of the Class B Shares, have irrevocably agreed to tender these shares to the offer.

You can accept the offer by depositing your share certificates with a completed letter of transmittal or by following the procedure for guaranteed delivery. See
Section 2 of the Offer to Purchase, "Manner and Time of Acceptance", contained in this document. If your shares are registered in the name of a nominee, you should contact your broker, investment dealer or other nominee for assistance in depositing your shares.

This offer is conditional on, among other things, at least 66 2/3% of each class of shares being tendered, or such greater number as may be necessary to entitle Noma Acquisition Corp. to subsequently acquire all shares not tendered.

Noma Acquisition Corp. is an indirect wholly-owned subsidiary of The General Chemical Group Inc., a Delaware corporation.

If you have any questions about the offer, you should contact the Depositary or the Dealer Manager at any of the offices listed on the back page of this document.
                             THE DEALER MANAGER IS:
                               SCOTIAMCLEOD INC.
                               THE DEPOSITARY IS:

                        MONTREAL TRUST COMPANY OF CANADA

March 10, 1999

                  NOTICE TO SHAREHOLDERS IN THE UNITED STATES

     The Offer is made for the securities of a foreign issuer and, while the Offer is subject to Canadian disclosure requirements, the Offeror is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer to Purchase and Circular in accordance with Canadian disclosure requirements. Investors should be aware that such requirements are different from disclosure requirements in the United States.

     Shareholders should be aware that the purchase and sale of Noma Shares pursuant to the Offer may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

     The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the facts that the Offeror is incorporated and organized pursuant to the Business Corporations Act (Ontario), that some or all of its officers and directors may be residents of a foreign country, that the Dealer Manager and the experts named in the Offer to Purchase or Circular may be residents of a foreign country, and that all or a substantial portion of the assets of the Offeror and of said persons may be located outside the United States. The enforcement by investors of civil liabilities under United States federal securities laws may also be affected adversely by the facts that Noma is located in Canada and that some or all of its officers and directors are residents of Canada, and that all or a substantial portion of the assets of Noma may be located outside the United States.

     Investors should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Noma Shares during the period of the Offer, as permitted by applicable laws or regulations of Canada or its provinces or territories.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Noma Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Noma Shares in any such jurisdiction.

                               TABLE OF CONTENTS

                                                   PAGE
                                                   ----
GLOSSARY.......................................       3
SUMMARY........................................       5
OFFER TO PURCHASE..............................       8
1.   THE OFFER.................................       8
2.   MANNER AND TIME OF ACCEPTANCE.............       8
     Acceptance of Offer.......................       8
     Procedure for Guaranteed Delivery.........       8
     Procedure for Holdco Alternative..........       9
     General...................................       9
     Power of Attorney.........................       9
     Depositing Shareholders' Representations
     and Warranties............................       9
3.   VARIATION OR EXTENSION OF THE OFFER.......      10
4.   CONDITIONS................................      11
5.   WITHDRAWAL OF DEPOSITED NOMA SHARES.......      12
6.   PAYMENT FOR DEPOSITED NOMA SHARES.........      13
7.   RETURN OF NOMA SHARES.....................      13
8.   MAIL SERVICE INTERRUPTION.................      14
9.   CHANGES IN CAPITALIZATION, DIVIDENDS,
     DISTRIBUTIONS AND LIENS...................      14
10.  NOTICE....................................      14
11.  MARKET PURCHASES AND SALE OF NOMA
     SHARES....................................      15
12.  OTHER TERMS OF THE OFFER..................      15
CIRCULAR.......................................      17
1.   THE OFFEROR AND GENERAL CHEMICAL..........      17
2.   NOMA INDUSTRIES LIMITED...................      17
3.   BACKGROUND TO THE OFFER...................      18
4.   RECOMMENDATION OF NOMA'S BOARD OF
     DIRECTORS.................................      18
5.   ACQUISITION AGREEMENT.....................      18
     Non-Solicitation..........................      18
     Non-Completion Fee........................      19
     Termination...............................      19
     Representations, Warranties and
     Covenants.................................      19
6.   LOCK-UP AGREEMENTS........................      20
7.   THE HOLDCO ALTERNATIVE....................      20

                                                   PAGE
                                                   ----
8.   PURPOSE OF THE OFFER AND PLANS FOR NOMA...      21
     Purpose of the Offer......................      21
     Reconstitution of Noma's Board of
     Directors.................................      21
     General Chemical's Plans for Noma.........      21
9.   ARRANGEMENTS WITH DIRECTORS AND SENIOR
     OFFICERS OF NOMA AND OTHERS...............      21
10.  PRINCIPAL HOLDERS AND TRADING OF NOMA
     SECURITIES................................      22
11.  INFORMATION CONCERNING THE SECURITIES OF
     NOMA......................................      22
     Authorized and Outstanding Capital........      22
     Previous Distributions....................      23
     Dividend Policy...........................      23
     Price Ranges and Volumes of Trading of the
     Noma Shares...............................      23
     Effect of the Offer on Markets for the
     Noma Shares and Stock Exchange Listing....      23
12.  MATERIAL CHANGES AND OTHER MATERIAL
     FACTS.....................................      24
13.  SOURCE OF FUNDS...........................      24
14.  ACCEPTANCE OF THE OFFER...................      24
15.  ACQUISITION OF NOMA SHARES NOT
     DEPOSITED.................................      24
     Compulsory Acquisition....................      24
     Second Stage Transactions.................      25
     Judicial Developments.....................      26
16.  CANADIAN FEDERAL INCOME TAX
     CONSIDERATIONS............................      26
     Shareholders Resident in Canada...........      27
     Shareholders Not Resident in Canada.......      28
17.  REGULATORY MATTERS........................      29
     Competition Act...........................      29
     Hart-Scott-Rodino Antitrust Improvements
     Act of 1976...............................      30
18.  SOLICITING DEALER GROUP...................      30
19.  DEPOSITARY................................      31
20.  LEGAL MATTERS.............................      31
21.  STATUTORY RIGHTS..........................      31
CONSENT OF COUNSEL.............................      32
APPROVAL AND CERTIFICATE.......................      33

                                    GLOSSARY

     In the Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery, the following terms have the following meanings:

     "ACQUISITION AGREEMENT" means the acquisition agreement dated February 26, 1999, between the Offeror, General Chemical and Noma;

     "AFFILIATE" has the meaning ascribed thereto in the Securities Act (Ontario), as amended;

     "ASSOCIATE" has the meaning ascribed thereto in the Securities Act (Ontario), as amended;

     "BUSINESS DAY" means any day excepting a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario;

     "CIRCULAR" means the take-over bid circular forming part of this document;

     "CLASS A SHARES" means the Class A Non-Voting Shares in the capital of
Noma;

     "CLASS B SHARES" means the Class B Shares in the capital of Noma;

     "COMPULSORY ACQUISITION" has the meaning ascribed thereto under Section 15 of the Circular, "Acquisition of Noma Shares Not Deposited -- Compulsory Acquisition";

     "DEALER MANAGER" means ScotiaMcLeod Inc.;

     "DEPOSITARY" means Montreal Trust Company of Canada, at the offices specified in the Letter of Transmittal;

     "DIRECTORS' CIRCULAR" means the accompanying directors' circular prepared by the board of directors of Noma;

     "ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office, branch, agency or correspondent in the United States, or a member firm of The Toronto Stock Exchange, the Alberta Stock Exchange, the Montreal Exchange, the Vancouver Stock Exchange, a national securities exchange in the United States or the National Association of Securities Dealers, Inc. or a member of a Securities Transfer Association Medallion (STAMP) Program;

     "EXPIRY DATE" means March 31, 1999, unless the Offer is extended, in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires;

     "EXPIRY TIME" means 5:00 p.m. (Toronto time) on the Expiry Date;

     "FULLY DILUTED BASIS" means, with respect to the number of outstanding Noma Shares at any time, such number of outstanding Noma Shares calculated assuming that all outstanding Stock Options are exercised;

     "GENERAL CHEMICAL" means The General Chemical Group Inc., a corporation incorporated under the laws of the State of Delaware;

     "GENTEK" has the meaning ascribed thereto under Section 8 of the Circular, "Purpose of the Offer and Plans for Noma -- General Chemical's Plans for Noma";

     "HOLDCO" means a single-purpose holding company incorporated after February 26, 1999, which is resident in Canada and a taxable Canadian corporation for purposes of the Income Tax Act (Canada), in which any corporate Shareholder disposing of Holdco Shares pursuant to the Holdco Alternative shall have had a substantial interest, as that term is used in Part VI.l of the Income Tax Act (Canada), since its incorporation, and which has no assets other than Noma Shares and no liabilities whatsoever;

     "HOLDCO ALTERNATIVE" means the option of a holder of Noma Shares held indirectly through one or more Holdcos to participate in the Offer by depositing the Holdco Shares under the Offer for identical consideration as if such Noma Shares were deposited directly under the Offer, as described under Section 7 of the Circular, "The Holdco Alternative";

     "HOLDCO SHARES" means all the issued and outstanding shares in the capital of all Holdcos through which a Shareholder's Noma Shares are held;

     "LETTER OF TRANSMITTAL" means a letter of transmittal in the form printed on blue paper accompanying this Offer to Purchase and Circular;

     "LOCK-UP AGREEMENTS" means the lock-up undertakings between the Offeror, General Chemical and shareholders of Noma described under Section 6 of the Circular, "Lock-Up Agreements";

     "MATERIAL ADVERSE EFFECT" means any condition, event or development which constitutes, or could reasonably be expected to result in or represent, a material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse effect or material adverse change) individually or in the aggregate on or in the business, affairs, operations, assets, capitalization, financial condition, rights, results of operations or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of Noma and its subsidiaries considered as a whole;

     "NOMA" means Noma Industries Limited, a corporation incorporated under the OBCA;

     "NOMA SHARES" means Class A Shares and Class B Shares issued and outstanding as at the date hereof and includes Class A Shares issuable upon exercise of Stock Options;

     "NOTICE OF GUARANTEED DELIVERY" means a notice of guaranteed delivery in the form printed on yellow paper accompanying this Offer to Purchase and Circular;

     "OBCA" means the Business Corporations Act (Ontario), as amended;

     "OFFER" means the offer to purchase all of the Noma Shares made hereby to Shareholders, the terms and conditions of which are set forth in the Offer Documents;

     "OFFER DATE" means March 10, 1999, the date of the Offer;

     "OFFER DOCUMENTS" means, collectively, the Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

     "OFFEROR" means Noma Acquisition Corp.;

     "OFFER PRICE" means $9.25 in cash per Noma Share or such greater amount as the Offeror may specify as the purchase price per Noma Share under the Offer pursuant to Section 3 of the Offer to Purchase, "Variation or Extension of the Offer";

     "OFFER TO PURCHASE" means the Offer to Purchase forming part of this document;

     "PERSON" includes an individual, body corporate, partnership, syndicate or other form of unincorporated association;

     "PRINCIPAL VENDORS" means those Shareholders that have entered into Lock-Up Agreements;

     "SECOND STAGE TRANSACTION" has the meaning ascribed thereto under Section 15 of the Circular, "Acquisition of Noma Shares Not Deposited -- Second Stage Transactions";

     "SECURITIES LAWS" means applicable provincial securities laws, rules and regulations and published policies thereunder;

     "SHAREHOLDERS" means holders of Noma Shares;

     "SOLICITING DEALER GROUP" means, collectively, the Dealer Manager and the other members of the soliciting dealer group to be assembled by the Dealer Manager;

     "STOCK OPTION PLANS" means the incentive stock option plan of Noma adopted effective December 1, 1985, as amended, and the directors' stock option plan of Noma adopted effective February 16, 1995, as amended;

     "STOCK OPTIONS" means the outstanding options to acquire Class A Shares under the Stock Option Plans; and

     "SUBSEQUENT ACQUISITION TRANSACTION" means a Compulsory Acquisition or a Second Stage Transaction.

     In the Offer Documents, words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders. The term "including" means "including without limiting the generality of the foregoing".

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY ONLY AND IS QUALIFIED BY REFERENCE TO THE DETAILED PROVISIONS OF THE OFFER DOCUMENTS. THE INFORMATION CONCERNING NOMA CONTAINED IN THE OFFER DOCUMENTS HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS OR RECORDS ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND OTHER PUBLIC SOURCES AND INFORMATION PROVIDED TO THE OFFEROR BY NOMA. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED UNDER "GLOSSARY". ALL REFERENCES TO "DOLLARS" OR "$" REFER TO CANADIAN DOLLARS UNLESS OTHERWISE SPECIFIED. SHAREHOLDERS ARE URGED TO READ THE OFFER DOCUMENTS IN THEIR ENTIRETY.

THE OFFER

     The Offeror is offering to purchase, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Noma Shares, including all Noma Shares which may become outstanding after the date of the Offer upon the exercise of Stock Options, for $9.25 cash per Noma Share.

AGREEMENT WITH NOMA

     The Offer is being made pursuant to the Acquisition Agreement. The Acquisition Agreement provides for, among other things, the payment by Noma to General Chemical of a fee of $10,000,000 if certain events occur, including in the event that the board of directors of Noma withdraws or modifies, in a manner determined by General Chemical to be adverse to General Chemical or the Offeror, its recommendation to Shareholders in respect of the Offer.

LOCK-UP AGREEMENTS

     The Offeror and General Chemical have entered into Lock-Up Agreements with the Principal Vendors, including Henry Thomas Beck, Chairman of Noma, whereby each of the Principal Vendors has irrevocably agreed to deposit to the Offer all of such Principal Vendor's Noma Shares. The Principal Vendors own or control an aggregate of 4,794,800 Class A Shares and 4,989,496 Class B Shares, representing approximately 15.7% of the Class A Shares and 83.6% of the Class B Shares (in each case calculated on a fully diluted basis). See Section 6 of the Circular, "Lock-Up Agreements".

RECOMMENDATION OF NOMA'S BOARD OF DIRECTORS

     The board of directors of Noma has unanimously recommended that Shareholders accept the Offer and deposit their Noma Shares under the Offer. The reasons for the board's recommendation are set out in the Directors' Circular. Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to the board of directors of Noma, has provided an opinion that the Offer is fair from a financial point of view to the Shareholders. A copy of that opinion is included in the Directors' Circular.

MANNER AND TIME OF ACCEPTANCE

     The Offer is open for acceptance until, but not later than, the Expiry
Time.

     Shareholders wishing to accept the Offer must deposit the certificates representing their Noma Shares, together with a properly completed and duly executed Letter of Transmittal or a manually executed facsimile thereof and all other documents required by the Letter of Transmittal, at any one of the offices of the Depositary specified in the Letter of Transmittal at or prior to the Expiry Time. Instructions are contained in the Letter of Transmittal. Shareholders whose Noma Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Noma Shares to the Offer. The offices of the Depositary will be open during normal business hours.

     If a Shareholder is unable to deposit certificates representing his Noma Shares in a timely manner, such Shareholder may accept the Offer by following the procedure for guaranteed delivery set forth under Section 2 of the Offer to Purchase, "Manner and Time of Acceptance -- Procedure for Guaranteed Delivery".

     The Offer may also be accepted by following the procedure for the Holdco Alternative. See Section 2 of the Offer to Purchase, "Manner and Time of Acceptance -- Procedure for Holdco Alternative", and Section 7 of the Circular, "The Holdco Alternative".

CONDITIONS

     The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at least 66 2/3% of the Class A Shares and 66 2/3% of the Class B Shares (in each case calculated on a fully diluted basis) plus such additional number of Noma Shares, if any, as is required in order to ensure that the Offeror will be entitled under the OBCA and the Securities Laws to effect a Subsequent Acquisition Transaction. See Section 4 of the Offer to Purchase, "Conditions".

GENERAL CHEMICAL AND THE OFFEROR

     General Chemical is a Delaware corporation headquartered in Hampton, New Hampshire. General Chemical is a diversified manufacturing company which produces automotive components, fluid-handling equipment and performance and industrial chemicals. General Chemical is a publicly traded company registered with the United States Securities and Exchange Commission and listed and traded on the New York Stock Exchange (symbol: GCG).

     The Offeror is an indirect wholly-owned subsidiary of General Chemical which has been incorporated for the purpose of making the Offer. The Offeror has not otherwise carried on any material business activity. See Section 1 of the Circular, "The Offeror and General Chemical".

NOMA

     Noma is involved in the design, engineering and manufacturing of insulated copper wire and wire-related products. The company's products are used by a wide range of manufacturers in the automotive, appliance and electronic component industries. The corporate headquarters of Noma is in Toronto, Ontario. Noma has approximately 4,200 employees, and has operations in Canada, the United States and Mexico. The Class A Shares and Class B Shares are listed and traded on The Toronto Stock Exchange (symbols: NMA.A and NMA.B, respectively).

PAYMENT

     Subject to the terms and conditions of the Offer, if all the conditions referred to under Section 4 of the Offer to Purchase, "Conditions", have been satisfied or waived by the Offeror, the Offeror will accept for payment, and will take up and pay for, all Noma Shares validly deposited under the Offer and not withdrawn as soon as practicable in the circumstances and in any event within 3 business days thereafter. See Section 6 of the Offer to Purchase, "Payment for Deposited Noma Shares".

PURPOSE OF THE OFFER AND PLANS REGARDING THE ACQUISITION OF NOMA SHARES NOT DEPOSITED

     The purpose of the Offer is to enable the Offeror to acquire, directly or indirectly, all of the Noma Shares. If the Offeror acquires at least 90% of the issued and outstanding Class A Shares or Class B Shares, on a fully diluted basis, the Offeror currently intends to acquire the remaining Noma Shares of such class pursuant to the compulsory acquisition procedures contained in section 188 of the OBCA on the same terms on which the Offeror acquired Noma Shares of such class pursuant to the Offer. If the Offer is successful but the Offeror acquires less than 90% of the issued and outstanding Noma Shares of a class, the Offeror currently intends to pursue a Second Stage Transaction to acquire the Noma Shares of such class not tendered to the Offer for consideration equal to the Offer Price. See Section 15 of the Circular, "Acquisition of Noma Shares Not Deposited".

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     A Canadian resident Shareholder who holds Noma Shares as capital property and disposes of such Noma Shares pursuant to the Offer will realize a capital gain (or capital loss) to the extent that the Offer Price, net of any reasonable costs of disposition, exceeds (or is less than) the Shareholder's adjusted cost base of the Noma Shares. See Section 16 of the Circular, "Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada".

     A non-resident Shareholder who holds Noma Shares as capital property will only be subject to tax under the Income Tax Act (Canada) on any gain realized on the disposition of Noma Shares pursuant to the Offer if the Noma Shares are taxable Canadian property as defined in the Income Tax Act (Canada) and the Shareholder is not exempt under the provisions of an applicable income tax convention. See Section 16 of the Circular, "Canadian Federal Income Tax Considerations -- Shareholders Not Resident in Canada".

     SHAREHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR NOMA SHARES PURSUANT TO THE OFFER.

DEALER MANAGER AND SOLICITING DEALER GROUP

     The Offeror has retained the Dealer Manager in connection with the Offer to form a Soliciting Dealer Group comprising members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer.

     No brokerage fees or commissions will be payable by any Shareholder who deposits Noma Shares directly with the Depositary or who uses the services of the Dealer Manager or a member of the Soliciting Dealer Group to accept the Offer. See Section 18 of the Circular, "Soliciting Dealer Group".

DEPOSITARY

     Montreal Trust Company of Canada is acting as Depositary under the Offer. The Depositary will receive deposits of certificates representing the Noma Shares and accompanying Letters of Transmittal at its offices specified in the Letter of Transmittal. The Depositary will receive Notices of Guaranteed Delivery at its Toronto office specified therein. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Noma Shares purchased by the Offeror under the Offer. See Section 19 of the Circular, "Depositary".

                               OFFER TO PURCHASE

                                                                  MARCH 10, 1999

TO: HOLDERS OF CLASS A NON-VOTING SHARES AND
     CLASS B SHARES OF NOMA INDUSTRIES LIMITED

1.   THE OFFER

     The Offeror hereby offers to purchase, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Noma Shares, including all Noma Shares which may become outstanding after the date of the Offer upon the exercise of the Stock Options, for $9.25 in cash per Noma Share. The Offer is made only for Noma Shares and is not made for any Stock Options.

     Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they accept the Offer by depositing their Noma Shares directly with the Depositary or if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group. See Sections 18 and 19 of the Circular, "Soliciting Dealer Group" and "Depositary".

     THE OFFER DOCUMENTS COLLECTIVELY COMPRISE, ARE INCORPORATED INTO AND FORM PART OF THE OFFER AND CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

2.   MANNER AND TIME OF ACCEPTANCE

     The Offer is open for acceptance until, but not later than, 5:00 p.m. (Toronto time) on March 31, 1999, or until such later time and date to which the Offer may be extended by the Offeror at its discretion.

     ACCEPTANCE OF OFFER

     The Offer may be accepted by delivering to the Depositary at any of the offices listed in the Letter of Transmittal so as to arrive there not later than the Expiry Time:

     (a) the certificate or certificates representing the Noma Shares in respect of which the Offer is being accepted;

     (b) the Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

     (c) all other documents required by the instructions set out in the Letter of Transmittal.

     In lieu of depositing certificates, Noma Shares may be deposited in compliance with the procedure for guaranteed delivery as set forth below.

     If required by the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited with it, the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power duly and properly completed by the registered holder, with the signature on the endorsement panel or securities transfer power guaranteed by an Eligible Institution.

     PROCEDURE FOR GUARANTEED DELIVERY

     If a Shareholder wishes to deposit Noma Shares pursuant to the Offer and
(i) the certificates representing such Noma Shares are not immediately available, or (ii) such Shareholder cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, such Noma Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

     (a) such deposit is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, or a manually signed facsimile thereof, is received by the Depositary at its principal office in Toronto (by hand, mail, courier or facsimile transmission) not later than the Expiry Time; and

     (c) the certificate(s) representing deposited Noma Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, relating to the Noma Shares and all other documents required by the Letter of Transmittal are received by the Depositary at its principal office in Toronto at or before 5:00 p.m. (Toronto time) on the third trading day on The Toronto Stock Exchange after the Expiry Date.

     THE NOTICE OF GUARANTEED DELIVERY MUST BE DELIVERED BY HAND, MAIL, COURIER OR FACSIMILE TRANSMISSION TO THE DEPOSITARY AT ITS PRINCIPAL OFFICE IN TORONTO DURING NORMAL BUSINESS HOURS NOT LATER THAN THE EXPIRY TIME AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

     PROCEDURE FOR HOLDCO ALTERNATIVE

     A corporate Shareholder which holds Noma Shares indirectly through one or more Holdcos will be permitted to participate in the Offer by depositing its Holdco Shares under the Offer for identical consideration as if such Noma Shares were deposited directly under the Offer. See Section 7 of the Circular, "The Holdco Alternative". A corporate Shareholder wishing to utilize the Holdco Alternative must provide the Offeror with a written request, in a timely manner, and be prepared to provide the Offeror with the same representations and indemnities in connection with the Holdco Alternative as are being provided to the Offeror and General Chemical by the Principal Vendors pursuant to the Lock-Up Agreements.

     If a corporate Shareholder chooses to use the Holdco Alternative, such Shareholder will thereby dispose of the entire direct interest in each of its Holdcos and its entire indirect interest in its Shares as a result of the sale of the Holdco Shares to the Offeror, and each such Holdco will become a wholly-owned subsidiary of the Offeror. A valid deposit of Holdco Shares under the Offer will constitute an acceptance of the Offer.

     The procedures described above for the deposit of Noma Shares by means of a Letter of Transmittal or a Notice of Guaranteed Delivery cannot be used to deposit Holdco Shares under the Offer.

     GENERAL

     In all cases, payment for Noma Shares deposited and taken up by the Offeror will be made only after the timely receipt of the certificates representing the Noma Shares, and either: (i) a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof; or (ii) due compliance with the procedure applicable to the Holdco Alternative.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES REPRESENTING THE NOMA SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. THE OFFEROR RECOMMENDS THAT SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT OBTAINED FOR THEM. HOWEVER, IF SUCH DOCUMENTS ARE MAILED, THE OFFEROR RECOMMENDS THAT REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED.

     SHAREHOLDERS WHOSE NOMA SHARES ARE REGISTERED IN THE NAME OF A NOMINEE SHOULD CONTACT THEIR BROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE IN DEPOSITING THEIR NOMA SHARES TO THE OFFER.

     POWER OF ATTORNEY

     The execution of a Letter of Transmittal irrevocably constitutes and appoints the Depositary and any officer of the Offeror, and each of them, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxyholder of the holder of the Noma Shares covered by the Letter of Transmittal and with respect to any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of such Noma Shares on or after the Offer Date. The power of attorney is granted irrevocably upon execution of the Letter of Transmittal and is effective on and after the date that the Offeror takes up and pays for Noma Shares under the Offer. A holder who executes a Letter of Transmittal covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of Noma Shares to the Offeror in accordance with the terms of the Offer.

     DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

     All Shareholders depositing Noma Shares to the Offer must have full power and authority to deposit, sell, assign and transfer the Noma Shares to the Offeror. Shareholders depositing Noma Shares to the Offer must have good title to their Noma Shares free and clear of all liens, restrictions, charges, encumbrances, claims and equities. The valid deposit of Noma Shares will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the

Noma Shares, and any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Noma Shares on or after the Offer Date (collectively, the "Interests"), being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Noma Shares to any other person; (ii) when such Noma Shares (and any Interests) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of third parties whatsoever; (iii) such Shareholder depositing the Noma Shares, or on whose behalf such Noma Shares are being deposited, has good title to and is the beneficial owner of the Noma Shares (and any Interests) being deposited within the meaning of applicable securities laws; and (iv) the deposit of such Noma Shares (and any Interests) complies with applicable securities laws.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Noma Shares and accompanying documents deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which the Offeror determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in any deposit of any Noma Shares and accompanying documents. There shall be no duty or obligation on the Offeror, the Dealer Manager, members of the Soliciting Dealer Group, the Depositary or any other person to give notice of any defect or irregularity in any deposit, and no liability shall be incurred by any of them for failure to give any such notice. The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

3.   VARIATION OR EXTENSION OF THE OFFER

     Subject to the terms of the Acquisition Agreement, the Offeror may, in its sole discretion, at any time and from time to time prior to the Expiry Time (or otherwise as permitted by law), vary the terms of the Offer (which variation may include an extension of the Expiry Time) by written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario. The Acquisition Agreement provides that the Offeror will not vary the terms of the Offer other than to increase the consideration offered for the Noma Shares, to extend the period during which Noma Shares may be deposited to the Offer, to waive any condition of the Offer set forth under Section 4 of this Offer to Purchase, "Conditions", or to comply with Securities Laws.

     If the terms of the Offer are varied, the Offeror will thereafter, except as otherwise required or permitted by law, cause the Depositary to give a written notice of variation (a "Notice of Variation"), to all registered Shareholders whose Noma Shares have not been taken up prior to such variation in the manner indicated under Section 10 of this Offer to Purchase, "Notice", and the Offeror shall as soon as practicable make a public announcement of the variation and provide a copy of the Notice of Variation to The Toronto Stock Exchange. Any Notice of Variation will be deemed to have been given and to be effective on the day on which it is delivered to the Depositary at its principal office in Toronto, Ontario.

     Where the terms of the Offer are varied, except for a variation consisting solely of a waiver of a condition provided for under Section 4 of this Offer to Purchase, "Conditions", the Offer will not expire before 10 days after the Notice of Variation in respect of such variation has been mailed to Shareholders. Subsequent to any such variation in the terms of the Offer, all Noma Shares previously deposited and not withdrawn will remain subject to the Offer and may be taken up by the Offeror, subject to Section 5 of this Offer to Purchase, "Withdrawal of Deposited Noma Shares".

     If the Offer Price for the Noma Shares is increased, the increased price will be paid to all Shareholders whose Noma Shares are taken up pursuant to the Offer, irrespective of whether such Noma Shares were taken up before the variation.

     A variation of the Offer shall not constitute a waiver by the Offeror of any of its rights under Section 4 of this Offer to Purchase, "Conditions", except to the extent expressly provided in the Notice of Variation.

4.   CONDITIONS

     The Offeror reserves the absolute right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Noma Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror prior to the Expiry Time:

     (a) there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the Class A Shares and 66 2/3% of the Class B Shares (in each case calculated on a fully diluted basis) plus such additional number of Noma Shares, if any, as is required in order to ensure that the Offeror will be entitled under the OBCA and the Securities Laws to effect a Subsequent Acquisition Transaction and provided that, in any event, if less than 90% of the outstanding Noma Shares of either class shall have been validly deposited under the Offer, there shall have been validly deposited under the Offer a majority of the Noma Shares of such class owned by Shareholders other than the Principal Vendors;

     (b) there shall not have occurred or, if there shall have previously occurred, there shall not have been disclosed generally or in writing to the Offeror prior to the Offer Date, any Material Adverse Effect;

     (c) all requisite governmental or regulatory consents or approvals to enable the Offeror to acquire Noma Shares pursuant to the Offer or a Subsequent Acquisition Transaction shall have been received on terms and conditions satisfactory to the Offeror, acting reasonably;

     (d) an advance ruling certificate shall have been issued under section 102 of the Competition Act (Canada) in respect of the acquisition of Noma Shares under the Offer or the applicable waiting period under section 123 of such Act shall have expired and no proceedings shall have been taken or threatened under Part VI or under the merger provisions of
         Part VIII of such Act in respect of the Offer;

     (e) any applicable waiting periods under the United States
         Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been earlier terminated;

     (f) (i) no judgment, order, writ, injunction, decree, determination or award shall have been issued by any domestic or foreign arbitrator, court or tribunal or any governmental agency or other regulatory authority or any administrative agency or commission or any elected or appointed public official, (ii) no action, suit or proceeding shall have been taken or threatened before or by any domestic or foreign arbitrator, court or tribunal or any governmental agency or other regulatory authority or any administrative agency or commission or any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere and (iii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law:

        (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Noma Shares or the right of the Offeror to own or exercise full rights of ownership of the Noma Shares,

        (B) which, if Noma Shares are acquired pursuant to the Offer, would have a Material Adverse Effect, or

        (C) which would adversely affect the Offeror's ability to acquire Noma Shares pursuant to a Subsequent Acquisition Transaction;

     (g) there shall not have occurred any actual change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or regulations thereunder) or any publicly stated administrative practice that directly or indirectly increases materially the effective tax cost of, or reduces the proceeds from, the sale or other disposition of any assets or securities owned by Noma or any of its subsidiaries or that, in the judgment of the Offeror, has or may have a Material Adverse Effect or a material adverse significance with respect to the financial condition and prospects of the Offeror or in relation to the Offer and the transactions contemplated thereby; and

     (h) Noma shall not in any material respect be in breach of or default under the Acquisition Agreement, the representations and warranties of Noma made in such agreement shall be true and correct in all material respects and such agreement shall not have been terminated in accordance with the terms thereof.

     The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including the action or inaction of the Offeror). The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time. Any determination by the Offeror concerning the foregoing conditions shall be final and binding on all parties.

     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth under Section 10 of this Offer to Purchase, "Notice", and shall provide a copy of the aforementioned notice to The Toronto Stock Exchange. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any of the Noma Shares deposited under the Offer, and the Depositary will promptly return all certificates for deposited Noma Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.

     Where all the conditions of the Offer set out in this Section 4 of this Offer to Purchase have been satisfied or waived, the Offeror will forthwith issue a notice by press release to that effect, which press release will disclose the approximate number of Noma Shares deposited and that will be taken up.

5.   WITHDRAWAL OF DEPOSITED NOMA SHARES

     All deposits of Noma Shares pursuant to the Offer are irrevocable, provided that any Noma Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

     (a) at any time before the Expiry Time; and

     (b) at any time after April 24, 1999 provided that the Noma Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the Notice of Withdrawal (as defined below) in respect of such Noma Shares.

     In order for any withdrawal to be made, notice of the withdrawal ("Notice of Withdrawal") must be in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy) and must be actually received by the Depositary at the place of deposit of the applicable Noma Shares (or Notice of Guaranteed Delivery in respect thereof) within the period permitted for withdrawal. Any such Notice of Withdrawal must be: (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Noma Shares to be withdrawn (or Notice of Guaranteed Delivery in respect thereof); and (ii) specify such person's name, the number of Noma Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Noma Shares to be withdrawn. Any signature on a Notice of Withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out in such Letter of Transmittal), except in the case of Noma Shares deposited for the account of an Eligible Institution. The withdrawal shall take effect upon receipt of the written notice by the Depositary.

     All questions as to the validity (including timely receipt) and form of any Notice of Withdrawal shall be determined by the Offeror in its sole discretion and such determination shall be final and binding. There shall be no duty or obligation on the Offeror, the Depositary, the Dealer Manager, any member of the Soliciting Dealer Group or any other person to give notice of any defect or irregularity in any Notice of Withdrawal, and no liability shall be incurred by any of them for failure to give any such notice.

     If the Offeror extends the Offer, is delayed in taking up and paying for Noma Shares or is unable to take up and pay for Noma Shares for any reason, then, without prejudice to the Offeror's other rights, no Noma Shares may be withdrawn except to the extent that depositing holders thereof are entitled to withdrawal rights as set forth in this Section 5 of this Offer to Purchase or pursuant to applicable law, and such Noma Shares may be retained by the Depositary on behalf of the Offeror.

     Where a Notice of Withdrawal is given in accordance with this Section 5 of this Offer to Purchase, the Offeror shall return the Noma Shares to the depositing Shareholder in accordance with Section 7 of this Offer to Purchase, "Return of Noma Shares".

     Withdrawals may not be rescinded and any Noma Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following the applicable procedures described in Section 2 of this Offer to Purchase, "Manner and Time of Acceptance". In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 21 of the Circular, "Statutory Rights".

6.   PAYMENT FOR DEPOSITED NOMA SHARES

     Noma Shares deposited under the Offer may not be taken up and paid for by the Offeror before 5:00 p.m. (Toronto time) on the Expiry Date. If all of the terms and conditions attached to the Offer have been fulfilled or waived, the Offeror shall be entitled on and after the Expiry Date to take up and pay for the Noma Shares deposited under the Offer and not withdrawn.

     If all the conditions referred to under Section 4 of this Offer to Purchase, "Conditions", have been satisfied or waived by the Offeror, the Offeror will accept for payment, and will take up and pay for, all Noma Shares validly deposited under the Offer and not withdrawn as soon as practicable in the circumstances and in any event within 3 business days thereafter. In accordance with applicable law, the Offeror will take up and pay for Noma Shares deposited under the Offer subsequent to the date on which it first takes up Noma Shares deposited under the Offer not later than 10 days after the deposit of such additional Noma Shares.

     Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up and paying for the Noma Shares or to terminate the Offer and not take up or pay for any Noma Shares if any condition specified under Section 4 of this Offer to Purchase, "Conditions", is not satisfied or waived by the Offeror, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario. The Offeror will not, however, take up and pay for any Noma Shares deposited under the Offer unless it simultaneously takes up and pays for all Noma Shares then validly deposited under the Offer. The Offeror will be deemed to have taken up and accepted for payment Noma Shares validly deposited and not withdrawn pursuant to the Offer, if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario of its acceptance for payment of such Noma Shares pursuant to the Offer.

     No amount will be paid by the Offeror or the Depositary in respect of accrued and unpaid dividends on the Noma Shares.

     The Depositary will act as the agent of persons who have deposited Noma Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Shareholders who have deposited and not withdrawn their Noma Shares pursuant to the Offer.

     The Offeror will pay for Noma Shares taken up pursuant to the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror on the Offer Price of Noma Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will forward cheques by first class mail to Shareholders depositing Noma Shares at the address specified in the Letter of Transmittal, unless the depositing Shareholder instructs the Depositary in the Letter of Transmittal to hold the cheque for pick-up. If no address is specified, a cheque payable in respect of deposited Noma Shares will be forwarded to the address of the Shareholder as shown on the share register of Noma.

     Except as set forth in the instructions to the Letter of Transmittal, transfer taxes, if any, on the purchase of Noma Shares will be paid by the Offeror.

7.   RETURN OF NOMA SHARES

     Any deposited Noma Shares not taken up and paid for by the Offeror will be returned at the Offeror's expense to the depositing Shareholder. The certificates (and other relevant documents) will be forwarded by first class insured mail in the name of and to the address specified by the depositing Shareholder in the Letter of Transmittal or, if such name or address is not so specified, then in such name and to such address of the Shareholder as shown on the registers maintained by Noma, as soon as practicable following the Expiry Time or withdrawal or termination of the Offer. If certificates are submitted for more Noma Shares than are deposited, such certificates will be returned by the same process outlined for Noma Shares deposited and not taken up and paid for under the Offer.

8.   MAIL SERVICE INTERRUPTION

     Notwithstanding the other provisions of the Offer Documents, cheques in payment for Noma Shares purchased pursuant to the Offer, certificates representing Noma Shares to be returned, notices and any other relevant documents from the Offeror or the Depositary to Shareholders will not be mailed if the Offeror determines, in its sole judgment, that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates representing Noma Shares in respect of which the cheque is being issued were deposited, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notice of any determination by the Offeror not to mail as a result of mail service delay or interruption will be given in accordance with
Section 10 of this Offer to Purchase, "Notice". Notwithstanding Section 6 of this Offer to Purchase, "Payment for Deposited Noma Shares", cheques not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the office of the Depositary referred to above.

9.   CHANGES IN CAPITALIZATION, DIVIDENDS, DISTRIBUTIONS AND LIENS

     If, on or after the date of the Offer, Noma splits, combines or otherwise changes any of the Noma Shares or its capitalization, or discloses that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of this Offer to Purchase, "Conditions", make such adjustments as it deems appropriate to the Offer Price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect any such split, combination or other change.

     Noma Shares acquired pursuant to the Offer shall be transferred by the holders thereof and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Noma Shares on or after the Offer Date. If Noma declares or pays any cash or stock dividend, or makes any other distribution on, or issues any rights with respect to, any of the Noma Shares accepted for purchase pursuant to the Offer and which is payable or distributable to registered Shareholders on a date prior to the transfer of Noma Shares to the name of the Offeror or its nominee or transferee on Noma's share register, then the whole of any such dividend, distribution or right shall be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution or right, and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from such purchase price the amount or value thereof, as determined by the Offeror in its sole discretion.

10.  NOTICE

     Without limiting any other lawful means of giving notice, any notice the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered holders of Noma Shares at their addresses as shown on the share register of Noma and will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders and notwithstanding any interruption of postal service in Canada or the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Noma Shares, if: (i) it is given to The Toronto Stock Exchange for dissemination through its facilities; (ii) it is published once in the national edition of The Globe and Mail, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof shall be made in The National Post or any other daily newspaper of general circulation in the City of Toronto.

     Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

11.  MARKET PURCHASES AND SALE OF NOMA SHARES

     The Offeror has no current intention of acquiring any Noma Shares while the Offer is outstanding, other than as described in this Offer to Purchase and the Circular. However, subject to applicable law, the Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Noma Shares by making purchases through the facilities of The Toronto Stock Exchange at any time and from time to time prior to the Expiry Time. In no event will the Offeror make any such purchases until the third clear trading day following the date of the Offer. If the Offeror should so acquire Noma Shares, the Noma Shares so purchased will be counted in any determination as to whether the condition in paragraph (a) of Section 4 of the Offer to Purchase, "Conditions", has been fulfilled. The aggregate number of Noma Shares acquired in this manner will not exceed 5% of the Noma Shares outstanding on the date of the Offer and the Offeror will issue and file a press release containing the information prescribed by law forthwith after the close of business of The Toronto Stock Exchange on each day on which such Noma Shares have been purchased.

     If the Offeror purchases any Noma Shares on The Toronto Stock Exchange for a price in excess of the Offer Price, the Offeror will pay such higher price to each person whose Noma Shares are taken up and paid for under the Offer, whether or not such Noma Shares have already been taken up, and will immediately so notify the Shareholders.

     Although the Offeror has no current intention to sell Noma Shares taken up under the Offer, it reserves the right, subject to applicable laws, to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell any of such Noma Shares after the Expiry Time.

12.  OTHER TERMS OF THE OFFER

     No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Offeror other than as contained in the Offer Documents, and if any such information or representation is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary, the Dealer Manager or the Soliciting Dealer Group for the purposes of the Offer. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

     The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer Documents, the validity of any acceptance of the Offer and the validity of any withdrawals of previously deposited Noma Shares.

     The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

     The Offer, the Offer Documents and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

     The accompanying Circular together with this Offer to Purchase constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

Dated: March 10, 1999

                                       NOMA ACQUISITION CORP.

                                       Per: (Signed) PAUL M. MEISTER

                                         Chief Executive Officer

                                    CIRCULAR

     The following information in this Circular is provided in connection with the Offer made in the accompanying Offer to Purchase by the Offeror dated March 10, 1999 to purchase all of the Noma Shares. The terms, conditions and provisions of the Offer Documents are incorporated into and form part of this Circular, and collectively constitute the take-over bid circular of the Offeror. Certain terms used in this Circular are defined under "Glossary". Shareholders should refer to the Offer Documents for details of the terms and conditions of the Offer.

     THE INFORMATION CONCERNING NOMA CONTAINED IN THE OFFER DOCUMENTS HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS, RECORDS ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND OTHER PUBLIC SOURCES AND INFORMATION PROVIDED TO THE OFFEROR BY NOMA. ALTHOUGH THE OFFEROR HAS NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN TAKEN FROM OR BASED UPON SUCH DOCUMENTS AND RECORDS OR OTHER INFORMATION ARE UNTRUE OR INCOMPLETE, THE OFFEROR DOES NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION TAKEN FROM OR BASED UPON SUCH DOCUMENTS, RECORDS AND INFORMATION, OR FOR ANY FAILURE BY NOMA TO DISCLOSE PUBLICLY EVENTS OR FACTS WHICH MAY HAVE OCCURRED OR WHICH MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO THE OFFEROR.

1.   THE OFFEROR AND GENERAL CHEMICAL

     The Offeror is an indirect wholly-owned subsidiary of General Chemical incorporated under the OBCA on February 23, 1999. The registered office of the Offeror is located at Suite 4700, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1E6. It has been incorporated and organized for the purpose of making the Offer and has not otherwise carried on any material business activity.

     General Chemical is a Delaware corporation with its principal executive office located at One Liberty Lane, Hampton, New Hampshire, 03842. General Chemical is a publicly traded company registered with the United States Securities and Exchange Commission and listed and traded on the New York Stock Exchange (symbol: GCG). General Chemical is a diversified manufacturing company which produces automotive components, fluid-handling equipment for the transportation industry and performance and industrial chemicals for a wide variety of customers and markets. General Chemical employs approximately 2,300 employees and operates through a network of plants throughout North America, generating sales of approximately U.S.$700 million annually.

2.   NOMA INDUSTRIES LIMITED

     Noma is involved in the design, engineering and manufacturing of insulated copper wire and wire-related products. The company's products are used by a wide range of manufacturers in the automotive, appliance and electronic component industries.

     Noma was incorporated under the laws of Ontario on October 26, 1954 under the name Beck Electric Manufacturing Company Limited and is the successor to the business commenced in 1950 by Mrs. Theresa Beck and Henry Thomas Beck, the current Chairman of Noma. On August 28, 1972, its name was changed to Noma Industries Limited. Noma has 8 wholly-owned subsidiaries and has investments in three related businesses of 50% and one related business of 49%. The Class A Shares and Class B Shares are listed and traded on The Toronto Stock Exchange (symbols: NMA.A and NMA.B, respectively).

     The corporate headquarters of Noma is in Toronto, Ontario. Noma's operating plants are located in the Province of Ontario, the United States and Mexico. Noma and its operating plants currently employ approximately 4,200 people, of which 1,800 are located in Canada, 300 in the United States and 2,100 in Mexico. Most of Noma's employees are non-unionized.

     Noma is subject to the information and reporting requirements of the OBCA, the Securities Laws and the rules of The Toronto Stock Exchange. In accordance therewith, Noma is required to file reports, financial statements and other information with certain securities regulatory authorities in Canada and with The Toronto Stock Exchange relating to its business, financial condition and other matters. Information as of particular dates concerning Noma's directors and officers, their remuneration, stock options granted to them, the principal holders of the Noma Shares and any material interests of such persons in transactions with Noma and other matters, is required to be disclosed in proxy circulars distributed to Shareholders and filed with certain of such securities regulatory authorities and with The Toronto Stock Exchange and may be inspected at the offices or through the facilities of such authorities and such exchange.

3.   BACKGROUND TO THE OFFER

     On November 9, 1998, Noma publicly announced that it had retained Donaldson, Lufkin & Jenrette Securities Corporation to act as its financial advisor and to identify and evaluate strategic alternatives to enhance Shareholder value. Following this announcement, Donaldson, Lufkin & Jenrette Securities Corporation solicited expressions of interest from a number of potential investors, including General Chemical. General Chemical expressed an interest in acquiring Noma. After executing a confidentiality agreement, General Chemical was permitted to conduct a review of certain confidential information of Noma and received a presentation from Noma's management.

     Upon the completion of its preliminary due diligence, and following a request from Noma for a transaction proposal, General Chemical submitted its initial written proposal to Noma on February 11, 1999. Shortly thereafter, General Chemical entered into negotiations with Noma and the Principal Vendors with the objective of reaching agreement on the Acquisition Agreement and Lock-Up Agreements, subject to the completion of further due diligence. The terms of these agreements were negotiated throughout the following two weeks with the parties reaching agreement and signing the contracts after the close of business on February 26, 1999. Press releases announcing the Offer were issued by General Chemical and Noma on the morning of March 1, 1999.

4.   RECOMMENDATION OF NOMA'S BOARD OF DIRECTORS

     The board of directors of Noma has unanimously recommended that Shareholders accept the Offer and deposit their Noma Shares under the Offer. The reasons for the board's recommendation are set out in the Directors' Circular. Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to the board of directors of Noma, has provided an opinion that the Offer is fair from a financial point of view to the Shareholders. A copy of this opinion is included in the Directors' Circular.

5.   ACQUISITION AGREEMENT

     The Offeror, General Chemical and Noma have entered into the Acquisition Agreement pursuant to which the Offeror agreed to make the Offer.

     NON-SOLICITATION

     In the Acquisition Agreement, Noma has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of Noma or any of its subsidiaries, solicit or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any take-over bid, tender offer or exchange offer (other than the Offer), merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets (other than in the ordinary course of business), sale of securities (other than pursuant to the exercise of currently outstanding Stock Options), recapitalization, liquidation, dissolution, winding-up or similar transaction involving Noma or any of its subsidiaries (any of the foregoing being referred to as a "Transaction Proposal"), but the board of directors of Noma may consider, negotiate, approve and recommend to the Shareholders an unsolicited bona fide written Transaction Proposal in respect of which adequate financial arrangements are in place which the board of directors of Noma determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel, or oral advice of such outside counsel that is reflected in the minutes of the board of directors, to the effect that the board of directors is required to do so in order to discharge properly its fiduciary duties) would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders than the Offer (any such Transaction Proposal being referred to as a "Superior Proposal").

     Noma has agreed to immediately notify General Chemical of any future Transaction Proposal or any written request for non-public information relating to Noma or any of its subsidiaries in connection with a Transaction Proposal or for access to the properties, books or records of Noma or any subsidiary by any person or entity that informs any member of the board of directors of Noma or such subsidiary that it is considering making, or has made, a Transaction Proposal. If the board of directors of Noma receives a request for material non-public information from a party proposing a Superior Proposal, then, and only then, Noma may provide such party with access to information regarding Noma, provided that (i) such party shall have first executed and delivered a confidentiality agreement in substantially the same form and containing the same restrictions and limitations as are set forth in the confidentiality agreement dated November 9, 1998 between General Chemical and Noma, and (ii) any information provided to any such party that has not already been provided to General Chemical is concurrently provided to General Chemical. Noma also has waived the standstill provisions and any other applicable restrictions under its confidentiality agreement with General Chemical to the extent necessary to permit the Offeror to make and complete the Offer.

     NON-COMPLETION FEE

     Noma has agreed to pay to General Chemical a fee of $10,000,000 in the event that: (i) the board of directors of Noma withdraws or modifies (including by amendment of the Directors' Circular), in a manner determined by General Chemical to be adverse to General Chemical or the Offeror, its approval or recommendation, or any of its determinations, in respect of the Offer, the Acquisition Agreement or the transactions contemplated thereby, or resolves to do so; or (ii) Noma breaches the Acquisition Agreement in any material respect including (A) a breach of any representation or warranty on the part of Noma contained therein or (B) a breach of any covenant or agreement on the part of Noma made therein. Any such payment shall be made by Noma within one business day of the first event giving rise to the payment obligation in immediately available funds to an account designated by General Chemical.

     TERMINATION

     The Acquisition Agreement may be terminated: (i) by a written agreement executed by Noma, General Chemical and the Offeror; (ii) by Noma, General Chemical or the Offeror if any court of competent jurisdiction or other governmental body located or having jurisdiction within Canada or the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action is or shall have become final and non-appealable, provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such position; (iii) by Noma if any amendment to the Offer other than a permitted variation of the terms of the Offer described under
Section 3 of the Offer to Purchase, "Variation or Extension of the Offer", or any amendment to the Offer that has been mutually agreed to by the parties, does not conform in all material respects with the terms of the Offer set forth in the Acquisition Agreement or any amendment thereof that has been mutually agreed to by the parties; (iv) by Noma if Noma Shares deposited under the Offer have not, for any reason whatsoever, been taken up and paid for on or before 120 days after the date of mailing of the Offer to Shareholders; (v) by Noma if the Offer has been terminated, withdrawn or expires; (vi) by Noma if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of General Chemical or the Offeror contained in the Acquisition Agreement;
(vii) by General Chemical or the Offeror if the Offer has been terminated, withdrawn or otherwise expires in accordance with its terms; or (viii) by General Chemical or the Offeror if any event described under the subsection entitled "Non-Completion Fee" above in this Section 5 of this Circular occurs, provided that Noma's obligations to General Chemical summarized in such subsection shall survive any termination of the Acquisition Agreement.

     REPRESENTATIONS, WARRANTIES AND COVENANTS

     Noma has agreed that it will conduct its business, and shall cause each of its subsidiaries to conduct their business, in the usual and ordinary course and will, among other things, not: (i) issue any additional shares or any rights of any kind to acquire any shares of Noma or any subsidiary (other than Noma Shares issuable on the exercise of Stock Options); (ii) sell, pledge, lease, dispose of, grant any interest in or encumber any assets of Noma or any subsidiary (except for sales of inventory in the ordinary course of business and other non-material dispositions of equipment and other personal property); (iii) amend or propose to amend its articles or by-laws or those of any subsidiary; (iv) split, combine or reclassify any outstanding Noma Shares, or declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to the Noma Shares; (v) redeem, purchase or offer to purchase (or permit any subsidiary to redeem, purchase or offer to purchase) any Noma Shares or other securities of Noma or any subsidiary; (vi) reorganize, amalgamate or merge Noma or any subsidiary with any other person, corporation, partnership or other business organization whatsoever; (vii) acquire or agree to acquire (by amalgamation, merger, acquisition of shares or assets or otherwise) any person, corporation, partnership or other business organization or division or acquire or agree to acquire any assets or make any capital expenditures in excess of $2,500,000 in the aggregate; (viii) incur or commit to any indebtedness for borrowed money or issue any debt securities except for borrowing of working capital in the ordinary course of business consistent with past practice; (ix) enter into or modify any employment, severance or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors of Noma other than pursuant to agreements in effect on the date of the Acquisition Agreement; or
(x) take, propose or commit to take any action, or permit any of its subsidiaries to take, propose or commit to take any action, that would cause (A) any of the conditions set forth under Section 4 of the Offer to Purchase, "Conditions", within the control of Noma or any of its subsidiaries not to be satisfied, or (B) any representation or warranty made by Noma in the Acquisition Agreement to be or become untrue in any material respect, or that would reasonably be expected to have either of the foregoing results.

     The representations and warranties of Noma contained in the Acquisition Agreement include representations with respect to: (i) the due incorporation and organization of Noma; (ii) the capitalization of Noma and its subsidiaries;
(iii) the aggregate indebtedness of Noma and its subsidiaries for borrowed money; and (iv) the completeness of the public record of Noma.

     Noma has agreed to use all reasonable best efforts, and cause each of its subsidiaries to use all reasonable best efforts, to preserve intact their respective business operations, business organizations and goodwill and to preserve its present relationships with customers, suppliers, lenders and other persons having business relationships with it or its subsidiaries. In addition, Noma has agreed to promptly notify the Offeror of any change in the normal course of its or any subsidiary's business or in the operation of its or any subsidiary's properties, and of any governmental or third party complaints, orders, investigations or hearings (or communications indicating that the same may be contemplated) that constitutes a Material Adverse Effect.

     Subject to the terms and conditions of the Acquisition Agreement, Noma, General Chemical and the Offeror have agreed to use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by the Acquisition Agreement, including: (i) co-operation and assistance in the preparation and filing of any regulatory and governmental applications, filings or submissions and any amendments to any such applications, filings or submissions; and (ii) to diligently make all required regulatory filings and applications and to obtain all licences, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Noma and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Acquisition Agreement and to fulfil the conditions to the Offer.

6.   LOCK-UP AGREEMENTS

     The Offeror and General Chemical have entered into the following Lock-Up Agreements with Principal Vendors holding an aggregate of 4,794,800 Class A Shares and 4,989,496 Class B Shares, representing approximately 15.7% of the Class A Shares and 83.6% of the Class B Shares (in each case calculated on a fully diluted basis), respectively: (i) Lock-Up Agreements with Henry Thomas Beck, the Chairman of Noma, and with each of Fernhill Holdings Limited and Ocassa Holdings Ltd., which are corporations controlled by Mr. Beck, for a total of 4,794,800 Class A Shares and 4,864,696 Class B Shares, respectively; and (ii) Lock-Up Agreements with Second Theresa Beck Family Trust, of which Mr. Beck is a trustee, and with Glasmar Holdings Ltd., a corporation controlled by Second Theresa Beck Family Trust, for a total of 124,800 Class B Shares.

     Pursuant to the Lock-Up Agreements, each of the Principal Vendors has irrevocably agreed to deposit, within 7 days of the mailing of the Offer to Purchase accompanying this Circular, and not withdraw, either: (i) all of the Noma Shares owned by such Principal Vendor; or (ii) all of such Principal Vendor's Holdco Shares, if such Principal Vendor elects to make use of the Holdco Alternative.

7.   THE HOLDCO ALTERNATIVE

     The Offeror has agreed to permit any corporate Shareholder which owns Noma Shares indirectly through one or more Holdcos to participate in the Offer by using the Holdco Alternative. See Section 2 of the Offer to Purchase, "Manner and Time of Acceptance -- Procedure for Holdco Alternative".

     The Holdco Alternative was created in order to enable corporate Shareholders to obtain the income tax benefit of the "safe income" (as that term is understood for Canadian federal income tax purposes) attributable to their Noma Shares. Under the Holdco Alternative, a corporate Shareholder may transfer its Noma Shares to one or more Holdcos, and then cause each Holdco to capitalize its safe income. The Shareholder will then deposit all its Holdco Shares in acceptance of the Offer. The Holdco Shares will be subject to the terms of the Offer in the same manner as Noma Shares.

     ACCEPTANCE OF THE OFFER THROUGH THE HOLDCO ALTERNATIVE MAY HAVE INCOME TAX CONSEQUENCES TO A PARTICULAR HOLDER OF NOMA SHARES THAT ARE NOT DESCRIBED HEREIN. SHAREHOLDERS WISHING TO AVAIL THEMSELVES OF THE HOLDCO ALTERNATIVE SHOULD CONSULT THEIR OWN TAX ADVISORS.

8.   PURPOSE OF THE OFFER AND PLANS FOR NOMA

     PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all of the Noma Shares, including Noma Shares which may be issued upon the exercise of outstanding Stock Options. If at least 90% of the issued and outstanding Class A Shares or Class B Shares (excluding Noma Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates or associates) are validly tendered pursuant to the Offer, the Offeror may elect to invoke its statutory right of compulsory acquisition of Noma Shares of such class in accordance with the provisions of section 188 of the OBCA.

     If the Offer is successful but the Offeror acquires less than 90% of the issued and outstanding Noma Shares of a class, the Offeror currently intends to pursue a Second Stage Transaction to acquire the Noma Shares of such class not tendered to the Offer on such terms and conditions as the Offeror, at the time, believes to be fair to Noma and its Shareholders. The timing and details of any such transaction will necessarily depend upon a variety of factors, including the number of Noma Shares of such class acquired pursuant to the Offer. See
Section 15 of this Circular, "Acquisition of Noma Shares Not Deposited".

     RECONSTITUTION OF NOMA'S BOARD OF DIRECTORS

     Under the Acquisition Agreement, provided that at least two-thirds of the outstanding Class B Shares are acquired pursuant to the Offer, if requested by the Offeror, Noma shall as soon as practicable following the first take-up of and payment for the Class B Shares pursuant to the Offer, cause such persons as may be designated or selected by General Chemical to be elected or appointed as the directors of Noma and its subsidiaries and for all or any of the then directors of Noma and its subsidiaries designated by General Chemical to resign. If less than two-thirds but at least a majority of the outstanding Class B Shares are acquired pursuant to the Offer, if requested by the Offeror, Noma shall as soon as practicable following the first take-up of and payment for the Class B Shares pursuant to the Offer, cause the Applicable Percentage (as hereinafter defined) of directors of Noma and such subsidiaries as may be requested by General Chemical (and of members of each committee of the board of directors of Noma) to consist of persons designated or selected by General Chemical. The "Applicable Percentage" means the ratio of (i) the total voting power of all Class B Shares accepted for payment and taken up and paid for pursuant to the Offer to (ii) the total voting power of the outstanding Class B Shares, rounded to the nearest whole number and expressed as a percentage, and all numbers of directors or members calculated thereby will be rounded to the next highest director or member. At the request of General Chemical, such directors will take their seats on the board of directors of Noma by means of increasing the size of the board or seeking the resignation of directors specified by General Chemical and causing General Chemical's designees to be nominated for election.

     GENERAL CHEMICAL'S PLANS FOR NOMA

     On January 26, 1999, General Chemical announced its intention to separate its manufacturing and performance chemicals business from its industrial chemicals business. It is expected that the manufacturing and performance chemicals units will be spun off in late March 1999 by General Chemical into a new United States public company, GenTek Inc. ("GenTek"). Following the spin-off, which is subject to several conditions including the receipt of required regulatory approvals, GenTek will own and operate businesses that manufacture highly engineered components and systems for the automobile industry and fluid-handling equipment for the transportation industry, as well as performance chemicals. It is the intention of General Chemical that, following the completion of the spin-off of GenTek and the completion of the Offer, Noma will become a subsidiary of GenTek.

     If permitted by applicable law, subsequent to the completion of the Offer or a Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Noma Shares from The Toronto Stock Exchange and cause Noma to cease to be a reporting issuer under the securities laws of each province in which it has such status.

9.   ARRANGEMENTS WITH DIRECTORS AND SENIOR OFFICERS OF NOMA AND OTHERS

     There are no contracts, arrangements or agreements made or proposed to be made between the Offeror, its associates or affiliates and any of the directors or senior officers of Noma except as described under Section 6 of this

Circular, "Lock-Up Agreements", and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful. In addition, there are no contracts, arrangements or understandings, formal or informal, between the Offeror, its associates or affiliates and any holder of securities of Noma with respect to the Offer or between the Offeror, its associates or affiliates and any person or company with respect to any securities of Noma in relation to the Offer except as described under Section 6 of this Circular, "Lock-Up Agreements", and Section 18 of this Circular, "Soliciting Dealer Group". There are no business relationships between the Offeror, its associates or affiliates and Noma that are material to any of them with the exception of the Acquisition Agreement.

10.  PRINCIPAL HOLDERS AND TRADING OF NOMA SECURITIES

     None of General Chemical or the Offeror, or any associate or affiliate of either General Chemical or the Offeror, or any director or officer of General Chemical or the Offeror, or their respective associates, beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Noma, except as described under Section 6 of this Circular, "Lock-Up Agreements". To the knowledge of the directors and officers of the Offeror, after reasonable inquiry, no securities of Noma are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of Noma exercised by, any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror.

     During the six month period preceding the date of the Offer, no securities of Noma have been traded by General Chemical or the Offeror, any associate or affiliate of either General Chemical or the Offeror, any director or officer of General Chemical or the Offeror or their respective associates or, to the knowledge of the directors and officers of the Offeror, after reasonable inquiry, by any associate of any director or officer of the Offeror, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror.

     Except for the Acquisition Agreement and the Lock-Up Agreements, none of General Chemical or the Offeror, or any associate or affiliate of either General Chemical or the Offeror, or any director or officer of General Chemical or the Offeror, or their respective associates, or, to the knowledge of the directors and officers of the Offeror, after reasonable inquiry, any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or any person or company acting jointly or in concert with the Offeror, has entered into any commitment to acquire any securities of Noma.

     As at the date of the Offer, to the knowledge of the directors and officers of the Offeror, after reasonable inquiry, no person beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of any class of equity securities of Noma, except:

                                              NUMBER OF CLASS                    NUMBER OF CLASS
                                                 A SHARES                           B SHARES
                                               BENEFICIALLY     PERCENTAGE OF     BENEFICIALLY     PERCENTAGE OF
                                                 OWNED OR        OUTSTANDING        OWNED OR        OUTSTANDING
SHAREHOLDER                                     CONTROLLED      CLASS A SHARES     CONTROLLED      CLASS B SHARES
-----------                                   ---------------   --------------   ---------------   --------------
Henry Thomas Beck...........................      Nil              Nil                  1,496           0.0%
Fernhill Holdings Limited (1)...............     1,980,000           6.8%           2,720,000          45.6%
Ocassa Holdings Ltd. (1)....................     2,814,800           9.7%           2,143,200          35.9%
Second Theresa Beck Family Trust (1)........      Nil              Nil                 96,750           1.6%
Glasmar Holdings Ltd. (1)...................      Nil              Nil                 28,050           0.5%

---------------

Note:

(1) Henry Thomas Beck controls Fernhill Holdings Limited and also owns sufficient voting non-participating securities in Ocassa Holdings Ltd. to control this company. He is a trustee of Second Theresa Beck Family Trust which controls Glasmar Holdings Ltd.

11.  INFORMATION CONCERNING THE SECURITIES OF NOMA

     AUTHORIZED AND OUTSTANDING CAPITAL

     The authorized capital of Noma consists of an unlimited number of non-voting Class A Shares, voting Class B Shares, First Preference Shares issuable in series and Second Preference Shares issuable in series. As of the date of the Offer, 29,120,080 Class A Shares and 5,967,350 Class B Shares and no other shares of Noma are validly issued and outstanding. In addition, an aggregate of not more than 1,390,400 Class A Shares are issuable upon the exercise of outstanding Stock Options having exercise prices ranging from $3.35 to $8.40. To the knowledge of the Offeror and General Chemical, there are no other issued and outstanding shares of Noma or securities of Noma convertible or exchangeable for Noma Shares.

     PREVIOUS DISTRIBUTIONS

     During the five years preceding the date hereof, no Noma Shares were distributed by Noma other than any distribution of Noma Shares pursuant to the Stock Option Plans or the exercise of rights attached to the Class B Shares to convert to Class A Shares.

     DIVIDEND POLICY

     Noma paid quarterly dividends of $0.03 per Class A Share and $0.02875 per Class B Share in the 1995 and 1996 fiscal years and the first fiscal quarter of 1997. In April 1997, the board of directors of Noma decided to suspend the payment of dividends on both the Class A Shares and the Class B Shares, beginning with the second quarter dividends in 1997. No dividends have been paid on the Noma Shares since that time.

     PRICE RANGES AND VOLUMES OF TRADING OF THE NOMA SHARES

     The Class A Shares and Class B Shares are listed and posted for trading on The Toronto Stock Exchange. The following table sets forth the reported high and low sales prices and the volume of trading of the Class A Shares and Class B Shares on The Toronto Stock Exchange for the periods indicated:

                                                  CLASS A SHARES                CLASS B SHARES
                                           ----------------------------    -------------------------
PERIOD                                      HIGH      LOW      VOLUME       HIGH      LOW     VOLUME
------                                     ------    -----    ---------    ------    -----    ------
1998
March..................................    $ 8.10    $7.05    1,178,067    $ 7.90    $7.10     8,150
April..................................    $ 8.30    $7.15      787,771    $ 8.30    $7.20     2,700
May....................................    $ 9.10    $7.50      787,259    $ 8.90    $7.75     3,500
June...................................    $ 8.70    $7.90    1,569,932    $ 8.25    $8.00       800
July...................................    $ 8.20    $6.50      859,515    $ 8.25    $6.70     4,010
August.................................    $ 6.75    $4.95      866,863    $ 4.75    $4.75       100
September..............................    $ 5.40    $4.65      358,375    $ 5.75    $5.75        26
October................................    $ 6.50    $4.10      734,906    $ 4.40    $4.40     2,400
November...............................    $ 8.55    $6.10    1,922,152    $ 8.65    $6.55    24,080
December...............................    $10.10    $7.60      956,873    $10.00    $7.70     2,700
1999
January................................    $ 9.60    $8.60    1,162,197    $ 9.10    $8.50     8,700
February...............................    $ 9.45    $8.85    1,031,202    $ 9.50    $9.00     5,750
March 1-9..............................    $ 9.15    $9.00    5,427,960    $ 9.05    $9.00     1,600

     On November 9, 1998, Noma publicly announced that it had retained Donaldson, Lufkin & Jenrette Securities Corporation to act as its financial advisor and to identify and evaluate strategic alternatives to enhance Shareholder value. The closing trading prices of the Class A Shares and Class B Shares on The Toronto Stock Exchange on November 6, 1998, the last trading day prior to this announcement, were $6.60 and $6.55, respectively. The Offer Price of $9.25 per Noma Share represents a premium of approximately 77.4% to the simple average of the closing price of the Class A Shares and 71.0% to the simple average of the closing price of the Class B Shares for the 30 trading days ending November 6, 1998 on The Toronto Stock Exchange.

     The announcement of the entering into of the Acquisition Agreement, the intention of General Chemical to make the Offer and the approval of the Offer by the board of directors of Noma was made on March 1, 1999. The closing trading prices of the Class A Shares and Class B Shares on The Toronto Stock Exchange on February 26, 1999, the last trading day prior to this announcement, were $9.40 and $9.00, respectively.

     EFFECT OF THE OFFER ON MARKETS FOR THE NOMA SHARES AND STOCK EXCHANGE
LISTING

     The purchase of Noma Shares pursuant to the Offer will reduce the number of Noma Shares that might otherwise trade publicly, as well as the number of holders of Shares, and, depending on the number of Noma Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Noma Shares held by the public.

     The rules and regulations of The Toronto Stock Exchange establish certain criteria for the listing of shares which, if not met, could lead to the cessation of trading and delisting of either class of Noma Shares on such exchange. Among such criteria are the minimum number of holders of shares, the minimum number of shares publicly held and the minimum aggregate market value of the shares publicly held. Depending upon the number of Noma Shares purchased pursuant to the Offer, it is possible that either class of Noma Shares would fail to meet the criteria for continued listing on The Toronto Stock Exchange. If this were to happen, such Noma Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Noma Shares. It is the intention of the Offeror to cause Noma to apply to delist both the Class A Shares and Class B Shares from The Toronto Stock Exchange as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Second Stage Transaction.

     After the purchase of Noma Shares under the Offer and subject to applicable laws, the Offeror intends to cause Noma to take steps to eliminate its public reporting requirements under the Securities Laws in any province in which it has no or an insignificant number of Shareholders.

12.  MATERIAL CHANGES AND OTHER MATERIAL FACTS

     The Offeror is not aware of any information which has not been generally disclosed that indicates that any material change has occurred in the affairs of Noma since December 31, 1998, the date of the consolidated financial statements of Noma accompanying the Offer Documents and the Directors' Circular, except as described herein.

     The Offeror is not aware of any material facts concerning the Noma Shares or other material facts not disclosed in the Offer that have not previously been generally disclosed that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

13.  SOURCE OF FUNDS

     The Offeror estimates that if it acquires all of the Noma Shares (on a fully diluted basis), the total amount of cash required to purchase such Noma Shares and to pay related fees and expenses will be approximately $334 million. General Chemical will provide the funds to the Offeror to finance the Offer and to enable the Offeror to fulfil its obligations under the Offer.

     Such funds will come principally from borrowings under General Chemical's existing credit agreement dated as of June 15, 1998 with a syndicate of banks and financial institutions, The Chase Manhattan Bank, as administrative agent, The Bank of Nova Scotia, as syndication agent and The Bank of America National Trust and Savings Association, as documentation agent, or from a replacement credit facility available to GenTek.

14.  ACCEPTANCE OF THE OFFER

     With the exception of (i) the Shareholders who have entered into the Lock-Up Agreements, and (ii) each of the directors and senior officers of Noma and their respective associates, who have indicated that they intend to accept the Offer in respect of their Noma Shares, the Offeror has no knowledge of whether any Shareholders will accept the Offer. See Section 6 of this Circular, "Lock-Up Agreements".

15.  ACQUISITION OF NOMA SHARES NOT DEPOSITED

     COMPULSORY ACQUISITION

     If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Class A Shares or Class B Shares, other than Noma Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates or associates (as each of such terms is defined in the OBCA), the Offeror currently intends to acquire, pursuant to the provisions of section 188 of the OBCA (a "Compulsory Acquisition"), the remainder of the Noma Shares of such class on the same terms on which the Offeror acquired Noma Shares of such class pursuant to the Offer.

     To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each Shareholder who did not accept the Offer (and each person who subsequently acquires any such Noma Shares) (in each case, a "Dissenting Offeree") and to the Director under the OBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Date and 180 days from the date of the Offer. Within 20 days after giving the Offeror's

Notice, the Offeror must pay or transfer to Noma the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Noma Shares held by such Dissenting Offeree to Noma, and must elect either to transfer such Noma Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of the Noma Shares held by such Dissenting Offeree by so notifying the Offeror. If a Dissenting Offeree has elected to demand payment of the fair value of such Noma Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of the Noma Shares of that Dissenting Offeree. If the Offeror fails to apply to such a court within 20 days after it paid the consideration to Noma referred to above, the Dissenting Offeree may then apply to the court within a period of a further 20 days to have the court fix the fair value of the Noma Shares of that Dissenting Offeree. If the Dissenting Offeree does not notify the Offeror and apply to a court having jurisdiction within such period, the Dissenting Offeree will be deemed to have elected to transfer such Noma Shares to the Offeror on the terms of the Offer. Any judicial determination of the fair value of the Noma Shares could be more or less than the Offer Price.

     THE FOREGOING IS A SUMMARY ONLY. REFERENCE IS MADE TO SECTION 188 OF THE OBCA FOR A COMPLETE DESCRIPTION OF THE PROVISIONS REGARDING COMPULSORY ACQUISITIONS. THE PROVISIONS OF SECTION 188 ARE COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

     SECOND STAGE TRANSACTIONS

     If the Offeror takes up and pays for Noma Shares pursuant to the Offer, and if the foregoing statutory right of compulsory acquisition is not available, the Offeror will use all reasonable efforts to acquire the balance of the Noma Shares for consideration equal to the Offer Price as soon as practicable by way of a Second Stage Transaction (as hereinafter defined). In order to effect a Second Stage Transaction, the Offeror will seek to cause a special meeting of the holders of the necessary classes of securities of Noma and/or the Shareholders to be called to consider an amalgamation, statutory arrangement, reorganization, share consolidation, recapitalization or other transaction involving the Offeror and/or an affiliate of the Offeror and Noma and/or the Shareholders for the purposes of enabling the Offeror to acquire all of the Noma Shares (a "Second Stage Transaction"). Depending upon the nature and terms of the Second Stage Transaction, the approval of at least two-thirds of the votes cast by holders of each of the Class A Shares and the Class B Shares and the approval of a majority of the votes cast by "minority" holders of each such class of Noma Shares will be required at a meeting duly called and held for the purpose of approving the Second Stage Transaction. The Offeror will cause Noma Shares acquired under the Offer to be voted in favour of such a transaction. If the condition in paragraph (a) of Section 4 of the Offer to Purchase, "Conditions", has been satisfied, the Offeror will own sufficient Noma Shares to effect such a transaction as described below.

     In most types of Second Stage Transactions, the registered holders of Noma Shares may have the right to dissent under the OBCA and be paid fair value for their securities, with such fair value to be determined by a court of competent jurisdiction. The fair value of securities so determined could be more or less than the Offer Price. Any such judicial determination of the fair value of the Noma Shares could be based upon considerations other than, or in addition to, the market price, if any, of the Noma Shares.

     A Second Stage Transaction will constitute a "going private transaction" within the meaning of the Securities Laws, Ontario Securities Commission Policy No. 9.1 ("Policy 9.1") and Quebec Securities Commission Policy Q-27 ("Policy Q-27") if such method would result in the interest of a holder of Noma Shares (the "affected securities") being terminated without the consent of the Shareholder and without the substitution therefor of an interest of equivalent value in a participating security of Noma, a successor to the business of Noma or a person who controls Noma or, in the cases of Policy 9.1 and Policy Q-27, a person who controls a successor to the business of Noma. The Second Stage Transaction may also be a "related party transaction" for purposes of Policy 9.1 and Policy Q-27.

     Policy 9.1 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction (or a related party transaction) is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. A summary of a similar valuation is required to be included in a take-over bid circular where it is anticipated by the Offeror that a going private transaction will follow the take-over bid. The Offeror is relying on blanket waivers granted by the Ontario Securities Commission and the Quebec Securities Commission in connection with such valuation requirements in connection with the Offer and intends to rely on any exemption then available or to seek a waiver pursuant to Policy 9.1 and Policy Q-27 exempting the Offeror or Noma, as appropriate, from the requirement to prepare a valuation in connection with any Second Stage Transaction.

     Policy 9.1 and Policy Q-27 also require that, unless exempted, in addition to any other required shareholder approval, in order to complete a going private transaction or a related party transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by "minority" holders of the affected securities be obtained. In relation to the Offer and any subsequent going private or related party transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the Ontario Securities Commission and the Quebec Securities Commission, as required, all holders of Noma Shares, other than: (i) the Offeror (other than in respect of Noma Shares acquired pursuant to the Offer, as described below); (ii) any "interested party" or any person or company that is a "related party" of the Offeror for the purposes of Policy 9.1 and Policy Q-27, including any director, officer or other insider of the Offeror; (iii) any person or company acting jointly or in concert with the foregoing; or (iv) any affiliate of the foregoing. Policy 9.1 and Policy Q-27 also provide that the Offeror may treat Noma Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of such going private or related party transaction if the consideration per security in the going private or related party transaction is at least equal in value to the Offer Price. The ability of the Offeror to include the Noma Shares deposited under the Offer pursuant to the Lock-Up Agreements as "minority" shares will be subject to applicable securities laws. If, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Class A Shares and the Class B Shares at the time the going private or related party transaction is initiated, the requirement for minority approval under Policy 9.1 and Policy Q-27 will not apply to the transaction if a statutory dissent and appraisal remedy is available, or if a substantially equivalent enforceable right is made available, to the minority shareholders.

     If the Offeror is unable to effect a Compulsory Acquisition, or proposes a Second Stage Transaction but cannot promptly obtain any required approval, the Offeror will evaluate other available alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Noma Shares in the open market or in privately negotiated transactions or taking no further action to acquire additional Noma Shares. Alternatively, the Offeror may sell or otherwise dispose of any or all Noma Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the Offer Price.

     See Section 16 of this Circular, "Canadian Federal Income Tax Considerations", for a discussion of the income tax consequences to Shareholders of a Second Stage Transaction.

     JUDICIAL DEVELOPMENTS

     Prior to the pronouncement of Policy 9.1 and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of Policy 9.1 and Policy Q-27. The Offeror has been advised that more recent legislative enactments and notices and judicial decisions indicate a willingness to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

     Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction or a related party transaction.

16.  CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR NOMA SHARES PURSUANT TO THE OFFER, A COMPULSORY ACQUISITION OR A SECOND STAGE TRANSACTION, HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF SUCH TRANSACTIONS UNDER FEDERAL, PROVINCIAL, LOCAL AND FOREIGN TAX LAWS.

     In the opinion of McCarthy Tetrault, Canadian counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders who, for the purposes of the Income Tax Act (Canada) (the "Tax Act"), hold their Noma Shares as capital property, deal at arm's length with the Offeror and Noma and are not affiliated with the Offeror or Noma. Noma Shares will generally be considered to be capital property to a Shareholder unless the Shareholder either holds such Noma Shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying or selling securities or acquired such Noma Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian resident Shareholders whose Noma Shares might not otherwise be considered capital property may be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to Shareholders who are "financial institutions" for the purposes of the mark-to-market rules contained in the Tax Act or to Shareholders who are "specified financial institutions" for the purposes of the Tax Act.

     This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), and counsel's understanding of the current published administrative practices of Revenue Canada. This summary also takes into account specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted substantially as proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in the law, whether by way of legislative, judicial or governmental action or decision, nor does it take into account other federal tax legislation or considerations or provincial, territorial or foreign tax legislation or considerations.

     SHAREHOLDERS RESIDENT IN CANADA

     The following applies only to Shareholders who, for the purposes of the Tax Act, are resident or deemed to be resident in Canada (a "Resident Shareholder").

     The Offer

     A Resident Shareholder who disposes of Noma Shares pursuant to the Offer will realize a capital gain (or a capital loss) to the extent that the Offer Price received for such Noma Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base (for the purposes of the Tax
Act) to the Resident Shareholder of such Noma Shares.

     A Resident Shareholder will be required to include in income for the year of disposition three-quarters of any such capital gain (a "taxable capital gain") and will generally be entitled to deduct three-quarters of any capital loss (an "allowable capital loss") from taxable capital gains realized by the Resident Shareholder for the year, any of the three preceding years, or any subsequent year to the extent and in the circumstances described in the Tax Act. Any such capital loss may in certain circumstances be reduced by the amount of any dividends, including deemed dividends, which have been received by a Resident Shareholder on such Noma Shares. A Resident Shareholder that is a Canadian-controlled private corporation (as defined for the purposes of the Tax
Act) may be subject to a refundable tax of 6 2/3% on any such taxable capital gains. Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

     Compulsory Acquisition

     As described under Section 15 of this Circular, "Acquisition of Noma Shares Not Deposited -- Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Noma Shares not deposited under the Offer pursuant to a Compulsory Acquisition. A Resident Shareholder whose Noma Shares are acquired by the Offeror pursuant to a Compulsory Acquisition or pursuant to the exercise of certain dissent rights on such an acquisition will generally realize a capital gain (or a capital loss) calculated in the manner, and subject to the treatment, described under the subsection entitled "Shareholders Resident in Canada -- The Offer" above in this Section 16 of this Circular.

     Second Stage Transaction

     As described under Section 15 of this Circular, "Acquisition of Noma Shares Not Deposited -- Second Stage Transactions", the Offeror may, in certain circumstances, pursue a Second Stage Transaction. The income tax consequences to a Resident Shareholder of any Second Stage Transaction will depend upon the nature of such transaction and may be substantially the same as or materially different from that described above. A Resident Shareholder may realize a capital gain (or a capital loss) and/or a deemed dividend.

     Any disposition (other than a disposition or deemed disposition of Noma Shares to Noma) pursuant to a Second Stage Transaction (including upon the exercise by a Resident Shareholder of certain dissent rights) in consideration for cash will give rise to a capital gain (or a capital loss) calculated in the manner, and subject to the treatment, described under the subsection entitled "Shareholders Resident in Canada -- The Offer" above in this Section 16 of this Circular.

     On a disposition or deemed disposition of Noma Shares to Noma (including upon the exercise by a Resident Shareholder of certain dissent rights), a Resident Shareholder will be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Shareholders that are corporations, as discussed below) equal to the amount by which the amount received from Noma exceeds the paid-up capital (for the purposes of the Tax Act) of such Noma Shares. In the case of a Resident Shareholder who is an individual, any such dividend will be included in computing the Resident Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. A deemed dividend received by a Resident Shareholder that is a corporation will be included in computing the corporation's income and will generally be deductible in computing the corporation's taxable income, subject to various exceptions and special circumstances described in the Tax Act. Private corporations and certain other corporations may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act in respect of such dividend. Under subsection 55(2) of the Tax Act, in certain circumstances a Resident Shareholder that is a corporation may be required to recognize all or a portion of the dividend otherwise deemed to have been received upon the acquisition of the Noma Shares by Noma as proceeds of disposition.

     A Resident Shareholder whose Noma Shares are acquired by Noma will also realize a capital gain (or a capital loss) equal to the amount by which the Resident Shareholder's proceeds of disposition of the Noma Shares, net of the amount of any dividend deemed to be received by the Resident Shareholder as described above and any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base (for the purposes of the Tax Act) of the Noma Shares to the Resident Shareholder. The treatment of any such capital gain (or capital loss) is as described under the subsection entitled "Shareholders Resident in Canada -- The Offer" above in this Section 16 of this Circular.

     If a Second Stage Transaction results in an amalgamation (for the purposes of the Tax Act) of Noma and either the Offeror or an affiliate of the Offeror, such transaction will generally result in the issuance to Resident Shareholders of either shares of the amalgamated corporation or shares of the Offeror. Provided that the Resident Shareholder receives shares of either the amalgamated corporation or its parent corporation as the sole consideration for the Resident Shareholder's Noma Shares, the Resident Shareholder will be deemed to have disposed of the Noma Shares and to have acquired the shares of the amalgamated corporation or its parent corporation, as the case may be, for an amount equal to the adjusted cost base (for the purposes of the Tax Act) to the Resident Shareholder of the Noma Shares. Consequently, no capital gain or capital loss will be realized upon such an amalgamation. A subsequent disposition by the Resident Shareholder of the shares acquired on the amalgamation may give rise to a capital gain, a capital loss or, if such shares are repurchased by the issuer thereof, both a deemed dividend and either a capital gain or capital loss.

     Qualified Investment Status

     If the Noma Shares cease to be listed on a recognized Canadian stock exchange, the Noma Shares may no longer be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.

     SHAREHOLDERS NOT RESIDENT IN CANADA

     The following applies only to a Shareholder who, for the purposes of the Tax Act, has not been resident or deemed to be resident in Canada at any time during which such Shareholder has held Noma Shares and does not hold and is not deemed to hold Noma Shares in the course of carrying on business in Canada (a "Non-Resident Shareholder").

     The Offer

     A Non-Resident Shareholder who disposes of Noma Shares pursuant to the Offer will not be subject to tax under the Tax Act in respect of such disposition unless the Noma Shares constitute "taxable Canadian property" (as defined in the Tax Act) to the Non-Resident Shareholder. The Noma Shares will generally not be taxable Canadian property to a Non-Resident Shareholder unless, at any time during the five year period immediately preceding the disposition of the Noma Shares, the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm's-length (within the meaning of the Tax
Act) or the Non-Resident Shareholder together with such persons owned or had an interest in or option in respect of 25% or more of the issued shares of any class or series of Noma. Noma Shares may also be taxable Canadian property to a Non-Resident Shareholder if they were acquired pursuant to certain tax deferred exchanges of property which constituted taxable Canadian property.

     A Non-Resident Shareholder whose Noma Shares constitute taxable Canadian property may nevertheless be exempt from Canadian tax on any gain arising from the disposition of such shares by virtue of an applicable income tax convention.

     Compulsory Acquisition

     A Non-Resident Shareholder who disposes of Noma Shares pursuant to a Compulsory Acquisition will not be subject to tax under the Tax Act in respect of such disposition unless the Noma Shares constitute "taxable Canadian property" as described under the subsection entitled "Shareholders Not Resident in Canada -- The Offer" above in this Section 16 of this Circular. The Noma Shares will be considered to be taxable Canadian property for these purposes if they are not listed on a stock exchange prescribed for the purposes of the Tax Act (such as The Toronto Stock Exchange) at the time of such disposition.

     Second Stage Transaction

     A disposition of Noma Shares pursuant to a Second Stage Transaction may result, in whole or in part, in a capital gain, a capital loss or a deemed dividend as described under the subsection entitled "Shareholders Resident in Canada -- Second Stage Transaction" above in this Section 16 of this Circular. A Non-Resident Shareholder who disposes of Noma Shares pursuant to a Second Stage Transaction will not be subject to tax under the Tax Act on any capital gain arising from such disposition unless the Noma Shares constitute "taxable Canadian property" as described under the subsection entitled "Shareholders Not Resident in Canada -- The Offer" above in this Section 16 of this Circular. The Noma Shares will be considered to be taxable Canadian property for these purposes if they are not listed on a stock exchange prescribed for the purposes of the Tax Act at the time of such disposition. If a Second Stage Transaction (including the exercise by a Non-Resident Shareholder of any rights of dissent) results in a deemed dividend as described above, such dividend will be subject to Canadian withholding tax at the rate of 25% or such lower rate as may be provided under the terms of an applicable income tax convention.

17. REGULATORY MATTERS

     COMPETITION ACT

     Unless the Director of Investigation and Research of the Bureau of Competition Policy (the "Director") issues an advance ruling certificate under the Competition Act (Canada) in respect of a proposed transaction, that Act requires a notification filing to be submitted to the Director in respect of a transaction that surpasses certain prescribed size and other thresholds. The acquisition contemplated by the Offer exceeds the relevant thresholds.

     Under the Competition Act, a notifiable transaction may not be completed prior the expiration or earlier termination of the applicable waiting period prescribed under that Act. The waiting period may be 7 or 21 days after the day on which a complete notification filing is received by the Director, depending upon the type of information required by the Director in connection with such filing. The waiting period is intended to afford the Director an opportunity to review a proposed transaction in order to determine whether it gives rise to substantive competition law concerns.

     The Offeror will apply for an advance ruling certificate and make a prenotification filing with the Director in the very near future. It is a condition of the Offer that an advance ruling certificate shall have been issued by the Director or that the applicable waiting period under section 123 of the Competition Act shall have expired and that no proceedings shall have been taken or threatened under the merger provisions of such Act in respect of the Offer.

If an advance ruling certificate has not been issued, then notwithstanding the expiry of the applicable waiting period, the Director may bring an application to challenge the completion of the Offer under the merger provisions of the Competition Act within three years after the completion of the Offer if he determines that the acquisition prevents or lessens or is likely to prevent or lessen competition substantially.

     HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976

     Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder (collectively, the "HSR Act"), certain transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the U.S. Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The acquisition of Noma Shares pursuant to the Offer is subject to such requirements and a Pre-Merger Notification and Report Form will be filed with the Antitrust Division and the FTC in connection with the Offer (the "HSR Filing") as soon as practicable after the date of the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the acquisition of Noma Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar-day waiting period following the HSR Filing. If, within the 15-day waiting period, either the Antitrust Division or the FTC (the "Regulatory Agency") issues a request for additional information or documentary materials (a "Second Request"), the waiting period will be extended. In such case, the parties to the transaction will be required to supply additional information to the Regulatory Agency and the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such Second Request.

     If the Offeror's acquisition of Noma Shares is delayed by the waiting period or by the issuance of a Second Request, the Offer may be extended. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act and, thereafter, the waiting period can be extended only by court order. Under the terms of the HSR Act, the Offeror may not acquire Noma Shares tendered pursuant to the Offer unless and until the filing and waiting period requirements of the HSR Act applicable to the Offer have been satisfied.

     The Antitrust Division and the FTC may scrutinize the legality under the U.S. antitrust laws of transactions such as the Offeror's acquisition of Noma Shares pursuant to the Offer. At any time before or after the Offeror's purchase of the Noma Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the consummation of any such transactions or to require the divestiture of Noma Shares acquired by the Offeror or the divestiture of substantial assets of the Offeror, Noma or certain of their affiliates. Private parties as well as state attorneys general may also bring legal actions under the U.S. antitrust laws under certain circumstances. Based upon General Chemical's discussions with Noma and its examination of publicly available information with respect to Noma, General Chemical believes that the acquisition of Noma Shares will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result.

18. SOLICITING DEALER GROUP

     ScotiaMcLeod Inc. has been retained by General Chemical to act as Dealer Manager and to assemble a Soliciting Dealer Group comprised of members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada for purposes of making solicitations for acceptances of the Offer.

     General Chemical has agreed to pay the Dealer Manager a work fee of $100,000 and will indemnify the Dealer Manager against certain liabilities. General Chemical has also agreed to pay a solicitation fee of $0.05 per Noma Share taken up and paid for under the Offer to the member of the Soliciting Dealer Group whose name appears in the appropriate place on the Letter of Transmittal accompanying a deposit of Noma Shares, provided that no such fee shall by payable in respect of Noma Shares which are subject to a Lock-Up Agreement. The aggregate amount of the solicitation fee in respect of any single beneficial owner of Noma Shares shall not be less than $85 nor more than $1,500. General Chemical may require any member of the Soliciting Dealer Group to furnish evidence satisfactory to General Chemical of such beneficial ownership before payment of such fee.

     In the event that a bona fide competing bidder for the Noma Shares emerges and the number of Noma Shares tendered to the Offer or subsequently acquired by the Offeror is sufficient that the condition in paragraph (a) of

Section 4 of the Offer to Purchase, "Conditions", is fulfilled, the Dealer Manager is entitled to a success fee of $250,000. In the event that no such competing bidder for the Noma Shares emerges, the success fee is: (i) $40,000 where the number of Noma Shares tendered to the Offer or subsequently acquired by the Offeror is sufficient that the condition in paragraph (a) of Section 4 of the Offer to Purchase, "Conditions", is fulfilled; or (ii) $100,000 where 90% of each of the Class A Shares and the Class B Shares are tendered to the Offer or subsequently acquired by the Offeror.

     No brokerage fees or commissions will be payable by any Shareholder who transmits Noma Shares directly to the Depositary or who uses the services of the Dealer Manager or any member of the Soliciting Dealer Group in accepting the Offer and in depositing Noma Shares with the Depositary.

19.  DEPOSITARY

     The Offeror has engaged Montreal Trust Company of Canada to act as Depositary for the receipt of certificates in respect of Noma Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary has also been engaged to make the payments for Noma Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

20.  LEGAL MATTERS

     Certain legal matters relating to the Offer will be passed upon by, and the opinions contained under Section 16 of this Circular, "Canadian Federal Income Tax Considerations", have been provided by, McCarthy Tetrault.

21.  STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of such rights or consult with a lawyer.

                               CONSENT OF COUNSEL

To: The Directors of Noma Acquisition Corp.

     We hereby consent to the reference to our opinions contained under "Canadian Federal Income Tax Considerations" in the Circular forming part of the Offer dated March 10, 1999 made by Noma Acquisition Corp. to the shareholders of Noma Industries Limited.

Toronto, Ontario                                      (Signed) MCCARTHY TETRAULT
March 10, 1999

                            APPROVAL AND CERTIFICATE

     The contents of the Offer to Purchase and this Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of the Offeror.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Noma Shares.

Dated: March 10, 1999

                            (Signed) PAUL M. MEISTER
                            Chief Executive Officer
                           (Signed) TIMOTHY J. DURKIN
                            Chief Financial Officer

                      On behalf of the Board of Directors

                            (Signed) TODD M. DUCHENE
                             President and Director
                            (Signed) OWEN A. JOHNSON
                             Secretary and Director

                        THE DEPOSITARY FOR THE OFFER IS:

                        MONTREAL TRUST COMPANY OF CANADA

         FOR DELIVERY BY MAIL, HAND, COURIER OR FACSIMILE TRANSMISSION

                                   VANCOUVER

                           Reorganization Department
                               510 Burrard Street
                                   2nd Floor
                          Vancouver, British Columbia
                                    V6C 3B9
                              Tel: (604) 661-0222
                              Fax: (604) 661-9480
                                    TORONTO

                           Reorganization Department
                             151 Front Street West
                                   8th Floor
                                Toronto, Ontario
                                    M5J 2N1
                              Tel: (416) 981-9633
                              Fax: (416) 981-9600
                           Toll-Free: 1-800-663-9097
                                    MONTREAL

                           Reorganization Department
                           1800 McGill College Avenue
                                   6th Floor
                                Montreal, Quebec
                                    H3A 3K9
                              Tel: (514) 982-7555
                              Fax: (514) 982-7347

                      THE DEALER MANAGER FOR THE OFFER IS:

                               SCOTIAMCLEOD INC.

                                   Suite 6400
                                  Scotia Plaza
                              40 King Street West
                                Toronto, Ontario
                                    M5W 2X6
                              Tel: (416) 862-3090
                              Fax: (416) 862-3010

     ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE DEALER MANAGER OR THE DEPOSITARY AT THEIR RESPECTIVE OFFICES OR TELEPHONE NUMBERS SET OUT ABOVE.